Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA

NEWS RELEASE	Contacts: Joel L. Thomas
(919) 379-4300

April 7, 2014

Alliance One and IOTO Finalize E-Liquid Joint Venture

Morrisville, NC - Alliance One International, Inc. (NYSE: AOI) today announced one of its subsidiaries and an affiliate of IOTO International (“IOTO”) completed the formation of a US based joint venture (“JV”) on April 2, 2014, IOTO E-Liquids America, LLC (“IOTO-ELA”) located in Greenville, NC. The JV is owned equally by the partners and produces a variety of flavored liquids (“E-liquids”) that are sold to a growing customer base, who market and distribute electronic vapor (“E-vapor”) products.

Bianca Iodice and Gilson Torrens, the founders of IOTO, commented, “IOTO-ELA solidifies a strong well balanced approach for US based E-liquid production and distribution, serving the E-vapor market. Our JV with Alliance One builds on core strengths of both partners and is creating new opportunities. AOI is a well-respected global leaf merchant and combined with IOTO’s world-wide market position in flavors and other specialty products, establishes a solid base to grow our new company. The JV’s research and development driven culture, production capability and distribution network is dedicated to delivering unique world class products and service.”

Anthony Dillon, Alliance One’s Director of Global Strategic Projects, remarked, “Our JV with IOTO delivers enhanced value to our customers by leveraging both partners’ unique strengths and establishing a strong position in E-liquid flavor formulations, manufacturing processes and distribution. Our products are well received by the market and we see significant growth potential for this business segment based on increasing industry opportunities and our strengthening competitive position.”

Pieter Sikkel, Alliance One’s President and Chief Executive Officer, stated, “IOTO is among world leaders in developing and producing unique proprietary flavorings and other specialty products. As such, we are very pleased to be partnering with them to produce E-liquids for our customers serving the E-vapor market. Aligned with our goals of measured growth in this industry segment, IOTO-ELA immediately strengthens the value we bring to customers by delivering dynamically innovative, high quality, sustainably produced, compliant products that are manufactured to strict standards and should provide enhanced value to our stakeholders.”

IOTO develops and manufactures unique proprietary flavorings and other specialty products utilized by consumer product companies around the world. For more information on IOTO, visit the Company's website at www.iotointernational.com.

Alliance One International is a leading global independent leaf merchant. For more information on Alliance One, visit the Company's website at www.aointl.com.

Allaince One International, Inc.

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of "Risk Factors" listed from time to time in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.